Exhibit 3.3

CERTIFICATE OF MERGER

OF

WELL MERGER HOLDCO SUB INC.,

WITH AND INTO

WELLTOWER INC.

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (“DGCL”), the undersigned corporation hereby certifies that:

FIRST: The name and state of incorporation of each of the constituent corporations to the merger are as follows:

Name	State of Incorporation
Welltower Inc.	Delaware

WELL Merger Holdco Sub Inc.	Delaware

SECOND: The Agreement and Plan of Merger, dated as of March 7, 2022 (the “Merger Agreement”), by and among Welltower Inc., WELL Merger Holdco Inc., and WELL Merger Holdco Sub Inc., has been approved, adopted, executed, and acknowledged by each of the constituent corporations in accordance with Sections 251(c) and 251(g) of the DGCL (and, with respect to WELL Merger Holdco Sub Inc., by the written consent of its sole stockholder in accordance with Section 228 of the DGCL).

THIRD: The name of the surviving corporation is Welltower Inc., which shall change its name in the merger to Welltower OP Inc.

FOURTH: The certificate of incorporation of the surviving corporation as in effect immediately prior to the merger shall be amended and restated in its entirety at the effective time of the merger as set forth in ANNEX A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the surviving corporation until thereafter amended as provided therein or by applicable law.

FIFTH: The executed Merger Agreement is on file at an office of the surviving corporation at the following address:

4500 Dorr Street

Toledo, OH 43615

SIXTH: A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: This Certificate of Merger, and the merger effected hereby, shall be effective at 12:01 a.m., Eastern time, on April 1, 2022.

IN WITNESS WHEREOF, this Certificate of Merger has been executed by an authorized officer of the surviving corporation on March 31, 2022.

WELLTOWER INC.

By:	/s/ Matthew G. McQueen
Name:	Matthew G. McQueen
Title:	Executive Vice President – General Counsel & Corporate Secretary

Annex A

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WELLTOWER OP INC.

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1. NAME. The name of the corporation is Welltower OP Inc. (the “Corporation”).

2. REGISTERED OFFICE AND AGENT. The address of the Registered Office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

3. PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. AUTHORIZED SHARES. The total number of shares of stock which the corporation shall have authority to issue is 5,000. All such shares are to be Common Stock, par value of $.01 per share, and are to be of one class.

5. MANAGEMENT OF BUSINESS AND AFFAIRS. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)	The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation (the “By-Laws”).

(c)	Election of directors need not be by written ballot unless the By-Laws so provide.

(d)

In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of Delaware, this Certificate of Incorporation, and the By-Laws of the Corporation; provided, however, that no By-Law hereafter adopted shall invalidate any prior act of the directors that would have been valid if such By-Law had not been adopted.

6. DIRECTOR LIABILITY. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the extent permitted by the DGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

7. PASS THROUGH VOTE. Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that, if taken by the Corporation immediately prior to the effective time of the merger of WELL Merger Holdco Sub Inc., a Delaware corporation, with and into the Corporation (the “Merger Effective Time”), would have required, for its adoption under the DGCL or under the certificate of incorporation or bylaws of the Corporation immediately prior to Merger Effective Time, the approval of the stockholders of the Corporation, shall, pursuant to Section 251(g)(7)(A) of the DGCL, require, in addition to approval of the stockholders of the Corporation, the approval of the stockholders of WELL Merger Holdco Inc. (which is to change its name to “Welltower Inc.” at the Merger Effective Time), a Delaware corporation (or any successor by merger), by the same vote as would have been required by the DGCL and/or by the certificate of incorporation or bylaws of the Corporation immediately prior to the Merger Effective Time.